DERIVED INFORMATION  [3/27/06]

[$1,556,000,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,584,800,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-4

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Aggregate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 4/01/06 cutoff date.  Approximately 20.8% of the mortgage loans do not provide for any payments of principal in the first two or five years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	9,523
Total Outstanding Loan Balance	$1,575,084,318*	Min	Max
Average Loan Current Balance	$165,398	$4,582	$945,142
Weighted Average Original LTV	79.3%**
Weighted Average Coupon	7.85%	4.99%	13.84%
Arm Weighted Average Coupon	7.70%
Fixed Weighted Average Coupon	8.57%
Weighted Average Margin	5.70%	1.00%	10.65%
Weighted Average FICO (Non-Zero)	623
Weighted Average Age (Months)	4
% First Liens	95.6%
% Second Liens	4.4%
% Arms	82.9%
% Fixed	17.1%
% of Loans with Mortgage Insurance	1.1%

*

Total collateral will be approximately [$1,600,000,100]

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
STATE	No of	Scheduled	Scheduled	WAC	OLTV*	WA
	Loans	Balance	Balance	%	%	FICO
Alabama	124	10,663,390	0.7	8.40	83.4	607
Alaska	17	3,574,360	0.2	7.60	76.2	633
Arizona	468	85,752,689	5.4	7.67	79.1	616
Arkansas	32	3,283,564	0.2	8.58	85.7	616
California	1,341	401,252,078	25.5	7.28	76.7	639
Colorado	183	29,470,464	1.9	7.59	84.0	629
Connecticut	89	15,066,628	1.0	8.37	78.5	607
Delaware	50	7,136,496	0.5	7.77	80.5	613
District of Columbia	43	9,912,580	0.6	7.59	72.0	609
Florida	1,082	193,003,599	12.3	7.86	78.7	619
Georgia	246	32,312,935	2.1	8.27	83.1	617
Hawaii	15	4,135,875	0.3	7.80	80.7	616
Idaho	44	6,233,258	0.4	7.69	78.5	649
Illinois	443	76,615,159	4.9	8.19	82.0	624
Indiana	176	17,237,841	1.1	8.43	85.6	616
Iowa	74	5,200,052	0.3	8.68	86.7	615
Kansas	58	4,499,971	0.3	9.02	85.4	614
Kentucky	53	4,903,766	0.3	8.71	84.7	607
Louisiana	135	13,515,248	0.9	8.13	84.4	607
Maine	40	4,830,869	0.3	8.63	79.9	612
Maryland	331	67,881,965	4.3	7.51	77.3	612
Massachusetts	141	29,174,166	1.9	8.01	78.5	627
Michigan	278	28,731,837	1.8	8.50	84.3	611
Minnesota	237	28,800,350	1.8	7.99	81.0	622
Mississippi	150	13,111,903	0.8	8.42	85.4	603
Missouri	241	20,727,671	1.3	8.65	83.4	613
Montana	19	2,636,498	0.2	7.25	83.2	645
Nebraska	43	2,042,358	0.1	9.69	86.1	618
Nevada	164	30,714,547	2.0	7.57	77.8	623
New Hampshire	39	5,632,505	0.4	8.23	79.8	610
New Jersey	251	55,402,768	3.5	8.09	76.4	613
New Mexico	45	5,054,566	0.3	8.69	81.5	607
New York	302	62,986,080	4.0	8.07	77.3	632
North Carolina	164	16,191,016	1.0	8.58	82.5	601
North Dakota	9	506,670	0.0	9.53	88.0	600
Ohio	279	24,887,291	1.6	8.58	84.1	608
Oklahoma	109	7,641,219	0.5	8.62	82.4	601
Oregon	111	17,372,838	1.1	7.95	80.8	617
Pennsylvania	223	25,333,423	1.6	8.16	82.6	611
Rhode Island	36	6,831,690	0.4	7.79	76.4	600
South Carolina	105	10,793,956	0.7	8.69	84.4	600
South Dakota	8	1,075,588	0.1	7.69	84.0	637
Tennessee	146	12,680,414	0.8	8.44	84.1	611
Texas	592	57,488,972	3.6	8.43	81.2	610
Utah	83	9,969,029	0.6	7.91	81.2	626
Vermont	14	1,560,136	0.1	8.75	69.9	621
Virginia	293	51,724,071	3.3	7.75	78.2	611
Washington	192	30,526,389	1.9	7.79	82.4	627
West Virginia	28	3,628,224	0.2	7.97	78.9	612
Wisconsin	168	14,944,692	0.9	8.70	83.9	606
Wyoming	9	430,663	0.0	8.82	86.3	651
Total:	9,523	1,575,084,318	100.0	7.85	79.3	623

*

Note, for second liens, CLTV is employed in this calculation.